UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 25, 2013, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

Media contacts:	Investor contact:
Andrew Siegel/Matthew Sherman	Timothy A. Bonang, Vice President, Investor Relations,
Joele Frank	(617) 796-8222
(212) 355-4449	www.cwhreit.com

CommonWealth REIT Issues Statement Vigorously Opposing
Corvex/Related’s Attempt to Take Control of CWH

CWH Remains Focused on Executing Business Plan
for Benefit of All Shareholders

Corvex/Related Have No Plan for CWH Other Than to Disrupt
Business and Seize Control for Short Term Gains

Newton, MA (November 25, 2013):  CommonWealth REIT (NYSE: CWH) today issued the following statement in response to the notice by Corvex Management LP and Related Fund Management, LLC (“Corvex/Related”) of their intention to undertake a new consent solicitation following the Arbitration Panel’s ruling last week that Corvex/Related’s earlier consent solicitation was invalid:

We are disappointed, but not surprised, that Corvex/Related are undertaking a new consent solicitation to remove our Trustees without cause and we intend to vigorously oppose their effort. For almost ten months, Corvex/Related have caused disruption to CWH’s business while they relentlessly pursue a hostile takeover of the company. While it is likely that this new effort by Corvex/Related also will be disruptive to CWH, the Board and management remain focused on conducting CWH’s business in the best interest of all shareholders.

CWH remains focused on implementing its strategic plan, which involves repositioning the company’s portfolio towards high value office buildings located in urban and downtown locations and disposing of suburban properties and other non-core assets. We have made good progress in this effort during the last year. As of November 6, 2013, we have sold 38 of 40 non-core properties identified for sale at the beginning of the year; the remaining two properties are under agreement and are expected to be sold by year end. In September, we announced a plan to sell an additional 45 non-core properties, which we expect to be sold by mid-2014. Upon completion of these sales, the large majority of CWH’s portfolio will be located in higher value central business district, or CBD, locations, which we believe will drive value for all shareholders in the future.

After meeting with many of our shareholders over the last few months, we have also committed to several corporate governance changes, including amending the management agreement with our manager to further align management’s financial incentives with returns realized by CWH’s shareholders and increasing the size of our Board with the addition of new Independent Trustees. We have made significant progress implementing these changes and expect to make related announcements in the near future.

It is the Board’s and management’s view that Corvex/Related do not have any plan for CWH other than to disrupt its business and seize control of the company for short term gains and their separate benefits. We are confident that shareholders will support the Board in the upcoming consent solicitation because it has demonstrated a commitment to acting in the best interest of all shareholders.

CommonWealth REIT is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its trustees and certain of its executive officers and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the consent solicitation Corvex/Related announced that they intend to conduct (the “Consent Solicitation”). On February 25, 2013, CWH filed a proxy statement with the Securities and Exchange Commission, or SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting and intends to file a preliminary and definitive consent revocation statement in response to the Consent Solicitation.  CWH will furnish a definitive consent revocation statement to its shareholders, together with a WHITE consent revocation card.  SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the proxy statement for the 2013 Annual Meeting and will be set forth in the consent revocation statement and other materials to be filed with the SEC in connection with the Consent Solicitation.

Shareholders will be able to obtain, free of charge, copies of the consent revocation statement and any other documents to be filed by CWH with the SEC in connection with the Consent Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458.

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